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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  We have issued our report dated November 17, 1997 (except for Notes H and N, as to which the date is January 1, 1998), accompanying the financial statements and schedules of Happy Kids Inc. and Subsidiaries contained in the Registration Statement and Prospectus which will be signed upon consummation of the transactions described in Note A to the financial statements. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

                                          /s/ Grant Thornton LLP
                                          ----------------------
                                          Grant Thornton LLP


New York, New York
January 13, 1998